EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

FIRSTBANK FINANCIAL SERVICES, INC.

1.             Name. The name of the Corporation is:

FIRSTBANK FINANCIAL SERVICES, INC.

2.             Authorized Capital.

(a)           The total number of shares of capital stock which the Corporation is authorized to issue is twelve million (12,000,000) shares, divided into ten million (10,000,000) shares of common stock, $5.00 par value, and two million (2,000,000) shares of preferred stock, no par value (the “Preferred Stock”).

(b)           The board of directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and relative rights of the shares of each series and the qualifications or restrictions of each series. The authority of the board of directors with respect to each series shall include, but not be limited to, determining the following:

(i)            The number of shares constituting that series and the distinctive designation of that series;

(ii)           The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)          Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)          Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the board of directors shall determine;

(v)           Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)          Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)         The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)        Any other relative rights, preferences and limitations of that series.

3.             Registered Agent and Registered Office. The name and address of the initial Registered Agent and the Registered Office of the Corporation are as follows:

Name	Address (including county)

Lisa J. Maxwell	120 Keys Ferry Street McDonough, Georgia 30253 Henry County

4.             Incorporator. The name and address of the incorporator are as follows:

Name	Address

Beth Lanier	191 Peachtree Street 16th Floor Atlanta, Georgia 30303 Fulton County

5.             Principal Office. The mailing address of the initial principal office of the Corporation is as follows:

First Bank of Henry County

120 Keys Ferry Street

McDonough, Georgia 30253

6.             Preemptive Rights. The preemptive right of any shareholder to acquire authorized but unissued shares is denied.

7.             Initial Board of Directors.

(a)           The initial board of directors shall consist of 10 members who shall be and whose addresses are as follows:

Name	Address

Larry D. Adams	240 Edna Ruth Lane McDonough, GA 30253

Wiley A. Brown, Jr.	235 Allie Drive McDonough, GA 30252

Don H. Cagle	164 Wexford Court Stockbridge, GA 30281

James Troy Chafin, III	240 Chafin Drive McDonough, GA 30253

William Lee Craddock, Jr.	2072 Surrey Lane Jonesboro, GA 30236

Luther Martin Denney, III	919 Wilkins Road Hampton, GA 30228

James Randall Dixon	6007 Highway 155 N. Stockbridge, GA 30281

Milton Stanley Goggins	100 Greenwood Road McDonough, GA 30253

Richard Allen Grimes	118 Carron Lane Stockbridge, GA 30281

Larry Max Phillips	240 West Knight Road McDonough, GA 30253

(b)           The board of directors shall be divided into three (3) classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director in Class I shall be elected to an initial term of one (1) year, each director in Class II shall be elected to an initial term of two (2) years, each director in Class III shall be elected to an initial term of three (3) years, and each director shall serve until the election and qualification of his or her successor or until his or her earlier resignation, death or removal from office. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for terms of three (3) years, to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

(c)           Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 6 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

8.             Bylaws, Number of Directors.

(a)           Except as provided in paragraph (b) of this Article 8, the board of directors shall have the right to adopt, amend or repeal the bylaws of the Corporation by the affirmative vote of a majority of all directors then in office, and the shareholders shall also have such right by the affirmative vote of a majority of the issued and outstanding shares of the Corporation entitled to vote in an election of directors.

(b)           Notwithstanding paragraph (a) of this Article 8, any amendment of the bylaws of the Corporation establishing or changing the number of directors shall require the affirmative vote of two-thirds (2/3) of all directors then in office or the affirmative vote of the holders of two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote in an election of directors, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

9.             Personal Liability of Directors.

(a)           A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages, for breach of any duty as a director, except for liability for:

(i)        any appropriation, in violation of his or her duties, of any business opportunity of the Corporation;

(ii)       acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii)      the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code dealing with unlawful distributions of corporate assets to shareholders; or

(iv)     any transaction from which the director derived an improper material tangible personal benefit.

(b)           Any repeal or modification of this Article 9 by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

(c)           Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 9 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

10.          Indemnification of Officers and Directors. The Corporation shall, to the fullest extent permitted by the provisions of the Georgia Business Corporation Code, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Georgia Business Corporation Code. Any indemnification effected under this provision shall not be deemed exclusive of rights to which those indemnified may be entitled under any bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such a person.

11.          Constituencies.

(a)           The board of directors, when evaluating any offer of another party (i) to make a tender offer or exchange offer for any equity security of the Corporation, (ii) to merge or effect a share exchange or similar transaction with the Corporation, or (iii) to purchase or otherwise acquire all or substantially all of the assets of the Corporation, shall, in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation:  (A) the short-term and long-term social and economic effects on the employees, customers, shareholders and other constituents of the Corporation and its subsidiaries, and on the communities within which the Corporation and its subsidiaries operate (it being understood that any subsidiary bank of the Corporation is charged with providing support to and being involved in the communities it serves); and (B) the consideration being offered by the other party in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the board of directors’ then-estimate of the future value of the Corporation as an independent entity.

(b)           Unless two-thirds (2/3) of the directors then in office shall approve the proposed change, this Article 11 may be amended or rescinded only by the affirmative vote of the holders of at least two-thirds (2/3) of the issued and outstanding shares of the Corporation entitled to vote thereon, at any regular or special meeting of the shareholders, and notice of the proposed change must be contained in the notice of the meeting.

12.          Severability. Should any provision of these Articles of Incorporation, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of these Articles of Incorporation shall remain valid and fully enforceable.

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned has executed these articles of incorporation, this          day of                , 2004.

Beth Lanier
191 Peachtree Street
16th Floor
Atlanta, Georgia 30303